Exhibit 99.1

Genworth Financial Announces First Quarter 2022 Results

First Quarter Net Income of $149 Million and Adjusted Operating Income of $131 Million

Announced $350 Million Share Repurchase Authorization, The First Shareholder Return Program In Over 13 Years

•	Enact segment adjusted operating income of $135 million, with 10 percent annual growth in insurance in-force and strong loss performance

•	Enact’s Board initiated a quarterly dividend program and declared a $0.14 dividend per share payable in the second quarter

•	U.S. Life Insurance segment adjusted operating loss of $4 million driven by unfavorable life insurance results, partially offset by strong long-term care insurance (LTC) performance

•	$101 million in annual premium rate increases approved, increasing net present value from achieved LTC rate actions since 2012 by approximately $800 million, bringing the total to $20.4 billion

•	Strong U.S. life insurance companies’ statutory income driving estimated risk-based capital ratio to 296%

•	Retired $82 million of debt, bringing total debt to $1.1 billion; cash and liquid assets of $215 million

•	S&P Global Ratings upgraded the credit ratings of Genworth Financial, Inc. and Genworth Holdings, Inc.

Richmond, VA (May 3, 2022) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended March 31, 2022. The company reported net income1 of $149 million, or $0.29 per diluted share, in the first quarter of 2022, compared with net income of $187 million, or $0.37 per diluted share, in the first quarter of 2021. The company reported adjusted operating income2 of $131 million, or $0.25 per diluted share, in the first quarter of 2022, compared with adjusted operating income of $168 million, or $0.33 per diluted share, in the first quarter of 2021.

“Genworth had a strong start to the year, with solid operating performance, an improved balance sheet and significant progress on our strategic plan that will drive value for shareholders,” said Tom McInerney, Genworth President and CEO. “Genworth’s financial position is stronger than it has been in over a decade, and as a result, we announced a share repurchase program of up to $350 million.”

[1]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[2]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Financial Performance

Consolidated Net Income & Adjusted Operating Income

	Three months ended March 31
	2022		2021
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$149	$0.29	$187	$0.37	(20)%
Adjusted operating income	$131	$0.25	$168	$0.33	(22)%
Weighted-average diluted shares	517.4		513.8

	As of March 31
	2022	2021
Book value per share	$28.23	$29.14
Book value per share, excluding accumulated other comprehensive income (loss)	$23.12	$21.88

Net investment gains, net of taxes and other adjustments, increased net income by $22 million in the current quarter, compared with $26 million in the first quarter of 2021. The investment gains in the current quarter were primarily from mark-to-market gains on limited partnership investments held in the LTC business.

Net investment income was $764 million in the quarter, compared to $866 million in the prior quarter and $801 million in the prior year. Net investment income was lower compared to both the prior quarter and the prior year as a result of lower variable investment income, primarily driven by lower income from limited partnerships in the LTC business. The reported yield and the core yield2 for the current quarter were 4.67 percent and 4.61 percent, respectively, compared to 5.26 percent and 5.01 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the current quarter was approximately 24.3 percent. The effective tax rate was increased by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act.

The table below shows adjusted operating income (loss) by segment and for Corporate and Other activities:

Adjusted Operating Income (Loss) (Amounts in millions)	Q1 22	Q4 21	Q1 21
Enact[3]	$135	$125	$126
U.S. Life Insurance	(4)	41	62
Runoff	9	16	12
Corporate and Other	(9)	(18)	(32)

Total Adjusted Operating Income	$131	$164	$168

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and other adjustments. A reconciliation of net income to adjusted operating income is included at the end of this press release.

[3]	Reflects Genworth’s ownership amount excluding noncontrolling interests of $30 million and $29 million in the first quarter of 2022 and fourth quarter of 2021, respectively.

Enact

Operating Metrics (Dollar amounts in millions)	Q1 22	Q4 21	Q1 21
Adjusted operating income[3]	$135	$125	$126
Primary new insurance written	$18,823	$21,441	$24,934
Loss ratio	(4)%	3%	22%

Enact reported adjusted operating income of $135 million, compared with $125 million in the prior quarter and $126 million in the prior year. Enact’s primary insurance in-force increased ten percent versus the prior year, driven by strong new insurance written (NIW) and higher persistency given the rise in interest rates. Primary NIW decreased 12 percent from the prior quarter. It was also down 25 percent versus the prior year primarily from a smaller private mortgage insurance market. Earned premiums in the current quarter were lower compared to both the prior quarter and the prior year as higher insurance in-force growth was offset by the continued lapse of older, higher-priced policies and lower single premium policy cancellations, as well as higher ceded premiums versus the prior year. Enact’s expenses in the current quarter were $57 million, resulting in an expense ratio of 24 percent.

Enact’s current quarter results reflect a benefit of $10 million from incurred losses driven by a favorable $50 million pre-tax reserve release, primarily related to 2020 COVID-19 delinquencies, which reduced the loss ratio by 21 percentage points to negative four percent. Results in the prior quarter and prior year reflected losses of $6 million and $55 million, and a loss ratio of three percent and 22 percent, respectively. New delinquencies in the current quarter were 8,724, an increase of five percent from 8,282 in the prior quarter, driven by recent large books entering their expected loss development pattern. Current quarter new delinquencies decreased 13 percent from 10,053 in the prior year. Losses in the prior quarter included a $32 million pre-tax reserve release on pre-COVID-19 delinquencies, while losses in the prior year included a $10 million pre-tax reserve strengthening on pre-COVID-19 delinquencies. The current quarter new delinquency rate of 0.9 percent remained consistent with pre-pandemic levels. Approximately 27 percent of new primary delinquencies in the current quarter were reported in forbearance plans which may cure at elevated rates.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q1 22	Q4 21	Q1 21
Long-Term Care Insurance	$59	$119	$95
Life Insurance	(79)	(98)	(63)
Fixed Annuities	16	20	30

Total U.S. Life Insurance	$(4)	$41	$62

Long-Term Care Insurance In-Force Rate Action Performance (Amounts in millions)	Q1 22	Q4 21	Q1 21
Adjusted Operating Income from In-Force Rate Actions[4], [5]	$304	$296	$243

Long-Term Care Insurance

Long-term care insurance reported adjusted operating income of $59 million, compared with $119 million in the prior quarter and $95 million in the prior year. LTC results reflected lower net investment income of $67 million after-tax versus the prior quarter and $14 million after-tax versus the prior year primarily due to the impact of lower income from limited partnerships, bond calls and commercial mortgage loan prepayments.

Claim terminations in the current quarter remained elevated versus pre-pandemic levels and were higher compared to the prior quarter but lower compared to the prior year. The company released $9 million pre-tax of its COVID-19 mortality reserve in the current quarter, leaving a pre-tax balance of $125 million as of March 31, 2022. In the prior year, the company strengthened this reserve by $67 million pre-tax.

New claims increased versus the prior quarter and prior year driven by both higher severity and frequency as the blocks age. Development of incurred but not reported (IBNR) claims was less favorable as new claim incidence increased versus the prior year but remained lower than pre-pandemic levels. In the prior year, the company strengthened IBNR claim reserves by $29 million pre-tax as the decrease in incidence was assumed to be driven by the COVID-19 pandemic and temporary in nature. As incidence continues to trend back to historical levels, IBNR claim reserves were reduced by $29 million pre-tax in the current quarter, leaving a pre-tax balance of $46 million as of March 31, 2022.

Renewal premiums decreased versus the prior year driven by policy terminations and policies entering paid-up status because of higher non-forfeiture and reduced benefit elections by policyholders. Renewal premiums also decreased compared to the prior quarter, primarily reflecting the seasonality of the timing of policyholder anniversaries.

Adjusted operating income of $304 million4 from cumulative in-force rate actions was more favorable than the prior year and prior quarter, driven primarily by reserve releases from higher benefit reductions.

[4]	Excludes reserve updates resulting from profits followed by losses.
[5]

Adjusted operating income from in-force rate actions includes estimated impacts from a legal settlement, net of tax and litigation expenses, of $58 million, $57 million and $15 million in the first quarter of 2022, fourth quarter of 2021 and first quarter of 2021, respectively.

Life Insurance

Life insurance reported an adjusted operating loss of $79 million, compared with adjusted operating losses of $98 million in the prior quarter and $63 million in the prior year. Mortality, attributable in part to the COVID-19 pandemic, was lower than the prior year but higher compared to the prior quarter. During the current quarter, the company accrued $20 million after-tax related to a legal settlement.

Current quarter results also included a lower charge of $13 million after-tax related to deferred acquisition costs (DAC) recoverability testing versus the prior quarter. In the prior quarter, the company completed its annual review of life insurance assumptions and recorded an unfavorable charge of $70 million after-tax, driven by assumption changes primarily related to unfavorable pre-COVID-19 mortality experience.

Fixed Annuities

Fixed annuities reported adjusted operating income of $16 million, compared with $20 million in the prior quarter and $30 million in the prior year. Results in the current quarter reflected lower net investment spreads because of lower bond calls and commercial mortgage loan prepayments, as well as anticipated block runoff. Mortality in the single premium immediate annuity product was less favorable than the prior year.

Runoff

Runoff reported adjusted operating income of $9 million, compared with $16 million in the prior quarter and $12 million in the prior year. Current quarter results in the variable annuity products were impacted by unfavorable equity market performance compared to the prior quarter and prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $9 million, compared with adjusted operating losses of $18 million in the prior quarter and $32 million in the prior year. Current quarter results included lower interest expense from the reduction of Genworth holding company debt.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q1 22	Q4 21	Q1 21
Enact
Consolidated Risk-To-Capital Ratio[6]	12.1:1	12.2:1	11.7:1
Enact Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	12.2:1	12.3:1	11.9:1
Private Mortgage Insurer Eligibility Requirements Sufficiency Ratio (PMIERs)6, [7]	176%	165%	159%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital Ratio[6]	296%	289%	254%
Holding Company Cash and Liquid Assets[8], [9]	$215	$356	$757

Key Points

•

Enact’s PMIERs sufficiency ratio is estimated to be 176 percent, $2,261 million above published PMIERs requirements[10]. The PMIERs sufficiency ratio increased 11 points, or by $258 million, sequentially, driven by execution of reinsurance transactions, lapses, business cash flows and lower delinquencies, partially offset by NIW and amortization of existing reinsurance transactions;

•

PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $272 million at the end of the current quarter, compared to $390 million at the end of the prior quarter and $1,012 million at the end of the first quarter of 2021. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier;

•

Enact completed two excess of loss reinsurance transactions during the current quarter, which will provide approximately $325 million of reinsurance coverage on a portion of the 2021 book year and will provide up to $294 million of reinsurance coverage on expected new insurance written for the 2022 book year;

•

U.S. life insurance companies’ consolidated statutory risk-based capital ratio is estimated to be 296 percent at the end of the current quarter, up from 289 percent in the prior quarter primarily from strong statutory earnings in the current quarter driven by LTC premium increases and benefit reductions from in-force rate actions;

[6]	Company estimate for the first quarter of 2022 due to timing of the preparation and filing of statutory statements.
[7]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. As of March 31, 2022, December 31, 2021 and March 31, 2021, the PMIERs sufficiency ratios were $2,261 million, $2,003 million and $1,764 million, respectively, of available assets above the published PMIERs requirements.

[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]

Genworth Holdings, Inc. had $140 million, $331 million and $757 million of cash, cash equivalents and restricted cash as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively, which included $60 million of restricted cash and cash equivalents as of March 31, 2021. Genworth Holdings, Inc. also held $75 million and $25 million in U.S. government securities as of March 31, 2022 and December 31, 2021, respectively, which included $1 million and $3 million, respectively, of restricted assets.

[10]

The government-sponsored enterprises (GSEs) have imposed certain capital restrictions which remain in effect until certain conditions are met. These restrictions required Enact Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 120 percent and 115 percent of PMIERs minimum required assets among other restrictions as of March 31, 2022 and December 31, 2021, respectively.

•

Genworth’s holding company ended the quarter with $215 million of cash and liquid assets, including $1 million that is restricted. Cash sources in the quarter included $64 million from intercompany tax payments. During the current quarter, the company reduced its February 2024 debt obligation by $82 million through open market repurchases, leaving $200 million of principal remaining. Genworth’s parent holding company public debt outstanding was $1.1 billion as of March 31, 2022; and

•

The company’s Board of Directors authorized a $350 million share repurchase program to be funded from holding company capital, as well as future cash flow generation, including expected future dividends from the company’s ownership in Enact. The company expects the majority of share repurchases to occur following the repayment of its remaining 2024 debt.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 provider of products, services and solutions that help families address the financial challenges of aging. Headquartered in Richmond, Virginia, we apply our nearly 150 years of experience each day to helping people navigate caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, for more information on Enact Holdings, Inc. visit enactmi.com.

From time to time, Genworth releases important information via postings on its website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found at http://investor.genworth.com.

Conference Call And Financial Supplement Information

This press release, summary presentation and financial supplement for the first quarter 2022 are now posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review these materials.

Genworth will conduct a conference call on May 4, 2022 at 9:00 a.m. (ET) to discuss the quarter’s results. Genworth’s conference call will be accessible via telephone and Internet. The dial-in number for Genworth’s May 4th conference call is 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID #8305163. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888-203-1112 or 719-457-0820 (outside the U.S.); conference ID #8305163 through May 18, 2022. The webcast will also be archived on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on May 4, 2022 at 8:00 a.m. (ET) to discuss its results from the first quarter. Enact’s conference call will be accessible via telephone and Internet. The dial-in number for Enact’s May 4th conference call is 833-730-3978 or 720-405-2123 (outside the U.S.); conference ID #6293684. To participate in the call by webcast, register at http://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Initial gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or initial gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the first quarter of 2022, the company repurchased $82 million principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes due in February 2024 for a pre-tax loss of $3 million. In the fourth quarter of 2021, the company paid a pre-tax make-whole premium of $20 million related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in August 2023. In the fourth quarter of 2021, the company also repurchased $209 million principal amount of Genworth Holdings’ senior notes with 2023 and 2024 maturity dates for a pre-tax loss of $15 million. In the first quarter of 2021, the company repurchased $146 million principal amount of Genworth Holdings’ senior notes due in September 2021 for a pre-tax loss of $4 million. These transactions were excluded from adjusted operating income as they relate to gains (losses) on the early extinguishment of debt.

In the fourth quarter of 2021, the company recorded a pre-tax loss of $92 million as a result of ceding certain term life insurance policies as part of a life block transaction.

The company recorded a pre-tax expense of $5 million and $21 million in the fourth and first quarters of 2021, respectively, related to restructuring costs as it continued to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended March 31, 2022 and 2021, as well as for the three months ended December 31, 2021, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in-force” or “risk in-force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products included in the company’s Enact segment. The company considers new insurance written to be a measure of the operating performance of its Enact segment because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of revenues or profitability during that period.

Management regularly monitors and reports insurance in-force and risk in-force for the company’s Enact segment. Insurance in-force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans insured by the company’s U.S. mortgage insurance subsidiaries. Risk in-force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in-force and risk in-force to be measures of the operating performance of its Enact segment because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the U.S. mortgage insurance business included in the company’s Enact segment, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long-term care insurance business included in the company’s U.S. Life Insurance segment, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

Management also regularly monitors and reports adjusted operating income from in-force rate actions in the long-term care insurance business included in the company’s U.S. Life Insurance segment. Adjusted operating income from in-force rate actions includes premium rate increases and associated benefit reductions on its long-term care insurance products implemented since 2012, which are net of estimated premium tax, commissions, and other expenses on an after-tax basis. Estimates for in-force rate actions reflect certain simplifying assumptions that may vary materially from actual historical results, including but not limited to a uniform rate of coinsurance and premium taxes in addition to consistent policyholder behavior over time. Actual behavior may differ significantly from these assumptions. In addition, estimates exclude reserve updates resulting from profits followed by losses. The company considers adjusted operating income from in-force rate actions to be a measure of its operating performance because it helps bring older generation long-term care insurance blocks closer to a break-even point over time and helps bring the loss ratios on newer long-term care insurance blocks back towards their original pricing.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Statutory Accounting Data

The company presents certain supplemental statutory data for Genworth Life Insurance Company (GLIC) and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and U.S. GAAP, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to U.S. GAAP or used in lieu of U.S. GAAP.

This supplemental statutory data includes risk-based capital ratios for GLIC and its consolidating life insurance subsidiaries as well as statutory earnings. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of among other things the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance businesses with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to future reductions of debt, potential dividends or share repurchases, future Enact Holdings, Inc. (Enact Holdings) dividends, the cumulative amount of rate action benefits required for the company’s long-term care insurance business to achieve break-even, future financial performance of the company’s businesses, liquidity and future strategic investments, including new products and services designed to assist individuals with navigating and financing long-term care, and potential third-party relationships or business arrangements relating thereto, as well as statements the company makes regarding the potential impacts of the coronavirus pandemic (COVID-19). Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

the company may be unable to successfully execute its strategic plans: to strengthen the company’s financial position and create long-term shareholder value, including with respect to reducing debt of Genworth Holdings; maximizing the value of Enact Holdings; achieving economic breakeven on and stabilizing the legacy long-term care insurance in-force block; advancing the company’s long-term care growth initiatives, including launching either unilaterally or with a strategic partner new product and service offerings designed to assist individuals with navigating and financing long-term care; and returning capital to Genworth Financial shareholders, due to numerous risks and constraints, including but not limited to: Enact Holdings’ ability to pay dividends as a result of the GSEs amendments to PMIERs in response to COVID-19 as well as additional PMIERs requirements or other restrictions that the GSEs may place on the ability of Enact Holdings to pay dividends; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; the company’s strategic priorities change or become more costly or difficult to successfully achieve than currently anticipated or the benefits achieved being less than anticipated; an inability to identify and contract with a strategic partner regarding a new long-term care insurance business; an inability to establish a new long-term care insurance business or product offerings due to commercial and/or regulatory challenges; an inability to reduce costs proportionate with Genworth’s reduced business activity, including as forecasted and in a timely manner; and adverse tax or accounting charges, including new accounting guidance (that is effective for the company on January 1, 2023) related to long-duration insurance contracts;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long-term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of COVID-19; inaccurate models; the need to increase the company’s reserves as a result of deviations from its estimates and actuarial assumptions or other reasons; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long-term care insurance business); changes in valuation of fixed maturity and equity securities; and the benefits Enact Holdings realizes from its future loss mitigation actions or programs may be limited;

•

liquidity, financial strength and credit ratings, and counterparty and credit risks including: the impact on Genworth Financial’s and Genworth Holdings’ liquidity caused by the inability to receive dividends or other returns of capital from Enact Holdings, including as a result of COVID-19; limited sources of capital and financing, including under certain conditions the company may seek additional capital on unfavorable terms; future adverse rating agency actions against the company or Enact Holdings, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; and defaults or other events impacting the value of the company’s invested assets, including but not limited to, its fixed maturity and equity securities, commercial mortgage loans, policy loans and limited partnership investments;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions, continued labor shortages and other displacements caused by COVID-19; interest rates and changes in rates could adversely affect the company’s business and profitability; deterioration in economic conditions or a decline in home prices or home sales that adversely affect Enact Holdings’ loss experience and/or business levels; political and economic instability or changes in government policies; and fluctuations in international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties; heightened regulatory restrictions and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in-force rate action increases (including increased premiums and associated benefit reductions) in the company’s long-term care insurance business, including as a result of COVID-19; adverse changes in regulatory requirements, including risk-based capital; inability of Enact Holdings to continue to meet the requirements mandated by PMIERs, including as a result of increased delinquencies caused by COVID-19; inability of Enact Holdings’ U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders in the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting Enact Holdings, including any additional restrictions placed on Enact Holdings by government and government-owned enterprises and the GSEs in connection with additional capital transactions; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in accounting and reporting standards, including new accounting guidance (that is effective for the company on January 1, 2023) related to long-duration insurance contracts;

•

operational risks including: the inability to retain, attract and motivate qualified employees or senior management; Enact Holdings’ reliance on, and loss of, key customers or distribution relationships; competition with government-owned and government-sponsored enterprises may put Enact Holdings at a competitive disadvantage on pricing and other terms and conditions; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems, business continuity plans and failures to safeguard or breaches of confidential information;

•

insurance and product-related risks including: Enact Holdings’ inability to maintain or increase capital in its mortgage insurance subsidiaries in a timely manner; the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in-force long-term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of COVID-19, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long-term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with Enact Holdings’ U.S. contract underwriting services; Enact Holdings’ delegated underwriting program may subject its mortgage insurance subsidiaries to unanticipated claims; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company; and

•

other general risks including: the occurrence of natural or man-made disasters, including geopolitical tensions and war, or a public health emergency, including pandemics, could materially adversely affect the company’s financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:

Investors:	Sarah Crews
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2022	2021	2021
Revenues:
Premiums	$931	$968	$576
Net investment income	764	801	866
Net investment gains (losses)	28	33	132
Policy fees and other income	169	183	162

Total revenues	1,892	1,985	1,736

Benefits and expenses:
Benefits and other changes in policy reserves	1,139	1,218	861
Interest credited	125	131	127
Acquisition and operating expenses, net of deferrals	271	275	354
Amortization of deferred acquisition costs and intangibles	92	77	108
Interest expense	26	51	31

Total benefits and expenses	1,653	1,752	1,481

Income from continuing operations before income taxes	239	233	255
Provision for income taxes	58	59	62

Income from continuing operations	181	174	193
Income (loss) from discontinued operations, net of taxes	(2)	21	(1)

Net income	179	195	192
Less: net income from continuing operations attributable to noncontrolling interests	30	—	29
Less: net income from discontinued operations attributable to noncontrolling interests	—	8	—

Net income available to Genworth Financial, Inc.’s common stockholders	$149	$187	$163

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$151	$174	$164
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(2)	13	(1)

Net income available to Genworth Financial, Inc.’s common stockholders	$149	$187	$163

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.30	$0.35	$0.32

Diluted	$0.29	$0.34	$0.32

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.37	$0.32

Diluted	$0.29	$0.37	$0.32

Weighted-average common shares outstanding:
Basic	508.3	506.0	507.4

Diluted	517.4	513.8	515.6

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2022	2021	2021
Net income available to Genworth Financial, Inc.’s common stockholders	$149	$187	$163
Add: net income from continuing operations attributable to noncontrolling interests	30	—	29
Add: net income from discontinued operations attributable to noncontrolling interests	—	8	—

Net income	179	195	192
Less: income (loss) from discontinued operations, net of taxes	(2)	21	(1)

Income from continuing operations	181	174	193
Less: net income from continuing operations attributable to noncontrolling interests	30	—	29

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	151	174	164
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[11]	(28)	(33)	(133)
(Gains) losses on early extinguishment of debt	3	4	35
Initial loss from life block transaction	—	—	92
Expenses related to restructuring	—	21	5
Taxes on adjustments	5	2	1

Adjusted operating income	$131	$168	$164

Adjusted operating income (loss):
Enact segment	$135	$126	$125
U.S. Life Insurance segment:
Long-Term Care Insurance	59	95	119
Life Insurance	(79)	(63)	(98)
Fixed Annuities	16	30	20

Total U.S. Life Insurance segment	(4)	62	41

Runoff segment	9	12	16
Corporate and Other	(9)	(32)	(18)

Adjusted operating income	$131	$168	$164

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.37	$0.32

Diluted	$0.29	$0.37	$0.32

Adjusted operating income per share:
Basic	$0.26	$0.33	$0.32

Diluted	$0.25	$0.33	$0.32

Weighted-average common shares outstanding:
Basic	508.3	506.0	507.4

Diluted	517.4	513.8	515.6

[11]	For the three months ended December 31, 2021, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(1) million.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$68,863	$74,496
Deferred acquisition costs	1,310	1,146
Intangible assets	159	143
Reinsurance recoverable, net	16,764	16,813
Deferred tax and other assets	861	507
Separate account assets	5,530	6,066

Total assets	$93,487	$99,171

Liabilities and equity
Liabilities:
Future policy benefits	$38,897	$41,528
Policyholder account balances	18,197	19,354
Liability for policy and contract claims	11,833	11,841
Unearned premiums	639	672
Other liabilities	1,416	1,511
Long-term borrowings	1,819	1,899
Separate account liabilities	5,530	6,066
Liabilities related to discontinued operations	4	34

Total liabilities	78,335	82,905

Equity:
Common stock	1	1
Additional paid-in capital	11,857	11,858
Accumulated other comprehensive income (loss)	2,610	3,861
Retained earnings	2,639	2,490
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,407	15,510
Noncontrolling interests	745	756

Total equity	15,152	16,266

Total liabilities and equity	$93,487	$99,171

Reconciliation of Reported Yield to Core Yield

	Three
	months ended
	March 31,	December 31,
(Assets - amounts in billions)	2022	2021
Reported Total Invested Assets and Cash	$68.2	$73.8
Subtract:
Unrealized gains (losses)	3.0	8.2

Adjusted End of Period Invested Assets and Cash	$65.2	$65.6

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$65.4	$65.9

(Income - amounts in millions)
Reported Net Investment Income	$764	$866
Subtract:
Bond calls and commercial mortgage loan prepayments	10	38
Other non-core items[12]	—	2

Core Net Investment Income	$754	$826

Reported Yield	4.67%	5.26%

Core Yield	4.61%	5.01%

[12]	Includes cost basis adjustments on structured securities and various other immaterial items.